Exhibit 99.1

Reliant Bancorp, Inc. Reports Results for First Quarter 2020

Reported Diluted EPS ($0.02) / Adjusted Diluted EPS of $0.25

3.61% Net Interest Margin / 15 Basis Points of Expansion

Strong Capital and Liquidity Positions to Weather Adverse Operating Environments

Completed Acquisition of Community Bank & Trust

Closed Acquisition of First Advantage Bancorp on April 1, 2020

BRENTWOOD, Tenn.--(BUSINESS WIRE)--April 27, 2020--Reliant Bancorp, Inc. (“Reliant Bancorp” or the “Company”) (Nasdaq: RBNC), the parent company for Reliant Bank (“Reliant” or the “Bank”), reported a net loss attributable to common shareholders of $215 thousand, or ($0.02) per diluted common share for the first quarter of 2020 compared to net income available to common shareholders of $3.8 million, or $0.33 per diluted common share, for the first quarter of 2019. First quarter 2020 results included $4.2 million in merger related expenses and an increase in the provision for loan losses to $2.9 million, with $2.0 million of the increase related to risk factors related to the COVID-19 pandemic. Excluding merger related expense, the Company reported net income available to common shareholders of $2.9 million, or $0.25 per diluted common share, for the first quarter of 2020 ("non-GAAP").

DeVan Ard, Jr., Reliant Bancorp's Chairman, President and CEO stated, "During these challenging times, our board of directors and leadership team are committed to taking all necessary steps to protect our employees and customers and to help meet the needs of the communities we serve. We believe we have implemented appropriate safety measures for our team to continue to serve our community, and we are actively participating in programs established to provide financial relief to our valued customers. I am proud that our Company’s financial strength allows us to serve and extend credit during this unprecedented time of need. We will continue to make loans to highly qualified borrowers and our credit team will continue to monitor our loan portfolio and market conditions so that we can make the best possible credit decisions."

Ard continued, "Financially, this was a very successful quarter for Reliant. We grew net interest income by 18% to a record $17.1 million and our net interest margin expanded by 15 basis points to 3.61%. Loan production was robust in the first quarter, a reflection of the strong economies in Nashville and Chattanooga. Our team of seasoned bankers generated $150 million in new loans, a 29% increase over the first quarter of 2019, and we saw growth in all of our markets. We grew core deposits organically and through our successful acquisition of Community Bank & Trust (CBT), which allowed us to reduce wholesale deposits and lower our cost of funds. We increased our reserve for loan losses during the first quarter with a $2.9 million provision, of which $2.0 million is directly attributable to COVID-19 related risk factors, bringing our ratio of reserve and purchase loan discounts to total loans to 1.22%. We enter the second quarter with the tailwinds from two successful mergers and a strong balance sheet position. The COVID-19 pandemic has caused tremendous damage to the global economy and global citizens, but our Reliant franchise remains strong."

Quarterly Highlights

Maintaining A Track Record of Superior Credit Quality

Credit quality remains strong. Nonperforming loans accounted for 0.25% of total loans-held-for-investment and nonperforming assets accounted for 0.19% of total assets at March 31, 2020, a decline in both metrics from December 31, 2019. The loan loss reserve was 0.93% of loans held for investment at March 31, 2020 (1.22% including unamortized purchased loan discounts), up 4 basis points from December 31, 2019. Provision for loan losses of $2.9 million was realized during the first quarter of 2020. Approximately $2.0 million of the increase is related to risk factors created by the COVID-19 pandemic, such as the weakening in both national and local economies, as we moved into the second quarter. Please note, our Company is not required to adopt current expected credit loss requirements until 2023 and remains on the incurred loss model for calculating allowance for loan loss. On an annualized basis, net charge-offs for the quarter accounted for 0.09% of total loans-held-for-investment.

Ard stated, “We believe our disciplined approach to lending and our emphasis on credit quality should position us well to weather a challenging environment."

Financial Strength Positions Company for Future

Stockholders’ equity increased by $10.9 million linked quarter to $235.7 million at March 31, 2020. The linked-quarter increase is primarily due to the acquisition of Tennessee Community Bank Holdings, Inc., which increased capital by $18.0 million. First quarter capital was impacted by a $6.1 million decrease in other comprehensive income that resulted from an increase in the unrealized loss on the deposit hedge portfolio and a decrease in the unrealized gain in the investment portfolio. Both the Company and Bank continue to meet the criteria to be classified as "Well Capitalized" financial institutions under applicable banking regulations.

Ard continued, “Reliant entered the COVID-19 economy with a strong capital base. To preserve our financial strength during this challenging economic environment, we have suspended our stock repurchase program."

Continuing to Deliver Growth Through Strong, In Market Relationships and Strategic Acquisitions

Loans-held-for-investment increased $209.8 million linked quarter, and by $357.5 million, or 28.3% year-over-year. Loans acquired from CBT totaled $173.1 million at March 31, 2020, and organic loan growth also stayed strong in the first quarter, increasing almost 10% on a linked-quarter-annualized basis. Though momentum was good through the middle of March and our pipeline is healthy, we anticipate a weakening in loan demand in the second quarter on signs of a sharp slowdown in the economy.

Total deposits increased by $138.7 million, linked quarter, and $211.1 million, or 14.0%, year-over-year, primarily driven by deposits acquired from CBT, which totaled $212.1 million at March 31, 2020. The Company improved its deposit mix during the quarter by reducing wholesale deposits by $45.8 million from the fourth quarter, and increasing relationship accounts – checking, savings and money market accounts – by $164.1 million.

On April 1, 2020, the Company announced the completion of the acquisition of First Advantage Bancorp ("FABK") and its subsidiary First Advantage Bank ("FAB"), headquartered in Clarksville, Tennessee. As of March 31, 2020, FABK reported $738.0 million of total assets including $646.4 million of loans-held-for-investment and $610.9 million of deposits. Ard continued "We are actively engaged in merging FABK’s operations with Reliant and are excited about the addition of the First Advantage team. The expansion of our markets into Montgomery County (Clarksville) will augment our franchise growth for the foreseeable future."

Driving Net Interest Margin Expansion Through Asset Mix Optimization and Pricing Discipline

Margin expansion, loan growth, and earning asset mix optimization combined to generate $17.1 million of net interest income, up $2.7 million, or 18.3% linked quarter, and $3.7 million, or 27.2% year-over-year. Net interest margin expanded to 3.61%, up 15 basis points from the linked quarter. Margin expansion was driven by a stabilization of yield on earning assets while cost of interest-bearing deposits declined by 25 basis points. Opportunities to lower deposit costs remain, and the Company plans to maintain short durations for wholesale funding sources. The Company continued to optimize its earning asset mix as loans-held-for-investment increased to 81.3% of average earning assets at March 31, 2020, up from 78.3% at December 31, 2019 and 77.9% at March 31, 2019.

Conclusion

Ard concluded, "While I am proud of our first quarter results, I am even more proud of how our team has stepped up during these difficult times and continued to serve each other, our customers and our community. While our working environment and routine may have changed, we remain focused on doing the right things. I believe we have the right team, the right approach, and the financial strength necessary to navigate the challenges ahead of us."

Conference Call Information

The Company will hold a conference call to discuss first quarter 2020 results on Tuesday, April 28, 2020, at 9:00 a.m. CDT, and the earnings conference call will be broadcast live over the Internet at https://www.webcaster4.com/Webcast/Page/1855/33916. A link to these events and related presentation materials can be found on the Company’s website (https://www.reliantbank.com) under the tab titled “Investor Relations.”

Following the live broadcast, the webcast replay will be available on the Company’s website (https://www.reliantbank.com) under the tab titled “Investor Relations” followed by the tab titled “News & Market Information” followed by the tab titled “Event Calendar” followed by the tab titled “Past Events” and will be available for 12 months.

About Reliant Bancorp, Inc. and Reliant Bank

Reliant Bancorp, Inc. is a Brentwood, Tennessee-based bank holding company which, through its wholly owned subsidiary Reliant Bank, operates banking centers in Cheatham, Davidson, Hamilton, Hickman, Maury, Montgomery, Robertson, Rutherford, Sumner, and Williamson counties, Tennessee. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending, and mortgage products and services to business and consumer customers. As of March 31, 2020, Reliant Bancorp had approximately $2.2 billion in total consolidated assets, approximately $1.6 billion in loans and approximately $1.7 billion in deposits. For additional information, locations and hours of operation, please visit www.reliantbank.com.

Financial Measures

This document contains non-GAAP (Generally Accepted Accounting Principles) financial measures. The non-GAAP measures in this release include “adjusted net interest margin,” “adjusted net income attributable to common shareholders and related impact,” “average tangible stockholders’ equity,” “ROATCE,” “adjusted ROATCE,” “tangible assets,” “tangible equity,” “TBVPS,” “core bank efficiency ratio (excludes mortgage segment and merger expense),” and “adjusted loan loss reserve.” We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe certain purchase accounting adjustments, income relating to the recoveries of purchased credit impaired loans, and merger expenses do not necessarily reflect the operational performance of the business in these periods; accordingly, it is useful to consider these line items with and without such adjustments. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this release and any oral statements made regarding the subject of this release, including in the conference call referenced herein, that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the implementation of appropriate safety measures for our team to continue serving our communities, the Company’s capital and liquidity needs to weather adverse operating environments, our disciplined lending practices, the Company’s stock repurchase program, future dividend payments, weakened loan demand in the second quarter of 2020, market growth in Montgomery County, Tennessee, and the maintenance of short durations for wholesale funding sources. The words “believe,” “anticipate,” “expect,” “may,” “will,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” and “potential,” and other similar words and expressions of the future, are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the Company’s future financial and operating results and the Company’s plans, objectives, and intentions. All forward-looking statements are subject to risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties, and other factors include, among others: (1) the global health and economic crisis precipitated by the coronavirus (COVID-19) pandemic, (2) actions taken by governments, businesses and individuals in response to the coronavirus (COVID-19) pandemic, (3) the pace of recovery when the coronavirus (COVID-19) pandemic subsides, (4) the possibility that our asset quality could decline or that we experience greater loan losses than anticipated, (5) increased levels of other real estate, primarily as a result of foreclosures, (6) the impact of liquidity needs on our results of operations and financial condition, (7) competition from financial institutions and other financial service providers, (8) the effect of interest rate increases on the cost of deposits, (9) unanticipated weakness in loan demand or loan pricing, (10) lack of strategic growth opportunities or our failure to execute on available opportunities, (11) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (12) economic crises and associated credit issues in industries most impacted by the coronavirus (COVID-19) pandemic, including the restaurant, hospitality and retail sectors, (13) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, (14) our ability to effectively manage problem credits, (15) our ability to successfully implement efficiency initiatives on time and with the results projected, (16) our ability to successfully develop and market new products and technology, (17) the impact of negative developments in the financial industry and United States and global capital and credit markets, (18) our ability to retain the services of key personnel, (19) our ability to adapt to technological changes, (20) risks associated with litigation, including the applicability of insurance coverage, (21) the vulnerability of the Bank’s network and online banking portals, and the systems of parties with whom the Company and the Bank contract, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss, and other security breaches, (22) changes in state and federal laws, rules, regulations, or policies applicable to banks or bank or financial holding companies, including regulatory or legislative developments, (23) adverse results (including costs, fines, reputational harm, and/or other negative effects) from current or future litigation, regulatory examinations, or other legal and/or regulatory actions, (24) the risk that expected cost savings and revenue synergies from (a) the merger of the Company and TCB Holdings (the “TCB Holdings Transaction”) or (b) the merger of the Company and FABK (the “FABK Transaction” and, together with the TCB Holdings Transaction, collectively, the “Transactions”), may not be realized or may take longer than anticipated to be realized, (25) the effect of the completion of the Transactions on our customer, supplier, or employee relationships and operating results (including without limitation difficulties in maintaining relationships with employees and customers), as well as on the market price of the Company’s common stock, (26) the risk that the businesses and operations of TCB Holdings and its subsidiaries and of FABK and its subsidiaries cannot be successfully integrated with the business and operations of the Company and its subsidiaries or that integration will be more costly or difficult than expected, (27) the amount of costs, fees, expenses, and charges related to the Transactions, including those arising as a result of unexpected factors or events, (28) reputational risk associated with and the reaction of our customers, suppliers, employees, or other business partners to the Transactions, (29) the risk associated with Company management’s attention being diverted away from the day-to-day business and operations of the Company to the integration of the Transactions, and (30) general competitive, economic, political, and market conditions, including economic conditions in the local markets where we operate. Additional factors which could affect the forward-looking statements can be found in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at http://www.sec.gov. The Company believes the forward-looking statements contained herein are reasonable; however, many of such risks, uncertainties, and other factors are beyond the Company’s ability to control or predict and undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. Therefore, the Company can give no assurance that its future results will be as estimated. The Company does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

RELIANT BANCORP, INC. CONSOLIDATED BALANCE SHEETS - UNAUDITED March 31, 2020, December 31, 2019 and March 31, 2019 (Dollar Amounts in Thousands)

ASSETS	March 31, 2020		December 31, 2019	March 31, 2019
Cash and due from banks	$46,318		$50,990	$34,796
Federal funds sold	1,714		52	409
Total cash and cash equivalents	48,032		51,042	35,205
Securities available for sale	256,928		260,293	310,305

Loans held for investment, net of unearned income	1,619,703		1,409,952	1,262,160
Allowance for loan losses	(15,121)		(12,578)	(11,354)
Loans, net	1,604,582		1,397,374	1,250,806

Mortgage loans held for sale, net	70,352		37,476	9,990
Accrued interest receivable	7,289		7,111	8,389
Premises and equipment, net	27,609		21,376	21,970
Operating leases right of use assets	11,473	—	—	—
Restricted equity securities, at cost	14,405		11,279	11,499
Other real estate, net	—		750	1,000
Cash surrender value of life insurance contracts	52,556		46,632	45,791
Deferred tax assets, net	5,426		3,933	4,730
Goodwill	50,723		43,642	43,642
Core deposit intangibles	10,486		7,270	7,982
Other assets	17,927		10,289	10,617
TOTAL ASSETS	$2,177,788		$1,898,467	$1,761,926
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$320,553		$260,073	$220,966
Interest-bearing demand	170,304		152,718	144,166
Savings and money market deposit accounts	494,750		408,724	398,366
Time	736,841		762,274	747,823
Total deposits	1,722,448		1,583,789	1,511,321
Accrued interest payable	3,995		2,022	990
Subordinated debentures	70,391		70,883	11,624
Federal Home Loan Bank advances	127,628		10,737	15,309
Dividends payable	9		76	1,035
Other liabilities	18,645		7,207	6,528
TOTAL LIABILITIES	1,943,116		1,674,714	1,546,807
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued to date	—		—	—
Common stock, $1 par value; 30,000,000 shares authorized; 12,014,095, 11,206,254, and 11,502,285 shares issued and outstanding at March 31, 2020, Dec. 31, 2019, and March 31, 2019, respectively	12,014		11,206	11,502
Additional paid-in capital	184,523		167,006	172,886
Retained earnings	39,150		40,472	30,119
Accumulated other comprehensive income (loss)	(1,015)		5,069	612
TOTAL STOCKHOLDERS’ EQUITY	234,672		223,753	215,119
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,177,788		$1,898,467	$1,761,926

RELIANT BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED FOR THE PERIODS INDICATED (Dollar Amounts in Thousands, Except Per Share Amounts)
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
INTEREST INCOME
Interest and fees on loans	$20,645	$17,790	$16,169
Interest and fees on loans held for sale	560	347	153
Interest on investment securities, taxable	451	460	503
Interest on investment securities, nontaxable	1,371	1,508	1,718
Federal funds sold and other	279	334	300
TOTAL INTEREST INCOME	23,306	20,439	18,843
INTEREST EXPENSE
Deposits
Demand	100	106	111
Savings and money market	975	1,000	1,130
Time	3,762	4,509	3,571
Federal Home Loan Bank advances and other	361	9	377
Subordinated debentures	993	348	193
TOTAL INTEREST EXPENSE	6,191	5,972	5,382
NET INTEREST INCOME	17,115	14,467	13,461
PROVISION FOR LOAN LOSSES	2,900	405	—
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,215	14,062	13,461
NONINTEREST INCOME
Service charges on deposit accounts	1,208	950	884
Gains on mortgage loans sold, net	1,573	1,735	560
Gain on securities transactions, net	—	1,145	131
Gain on sale of other real estate	14	166	—
Gain on disposal of premises and equipment	9	—	—
Other	478	572	363
TOTAL NONINTEREST INCOME	3,282	4,568	1,938
NONINTEREST EXPENSE
Salaries and employee benefits	9,237	7,909	7,265
Occupancy	1,486	1,354	1,352
Information technology	1,819	1,675	1,410
Advertising and public relations	353	377	254
Audit, legal and consulting	478	466	796
Federal deposit insurance	336	257	195
Provision for losses on other real estate	—	98	—
Merger expenses	4,186	1,301	2
Other operating	1,703	1,536	1,472
TOTAL NONINTEREST EXPENSE	19,598	14,973	12,746
INCOME BEFORE PROVISION FOR INCOME TAXES	(2,101)	3,657	2,653
INCOME TAX EXPENSE (BENEFIT)	(910)	699	372
CONSOLIDATED NET INCOME (LOSS)	(1,191)	2,958	2,281
NONCONTROLLING INTEREST IN NET LOSS OF SUBSIDIARY	976	1,175	1,543
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	($215)	$4,133	$3,824
Basic net income attributable to common shareholders, per share	($0.02)	$0.37	$0.34
Diluted net income attributable to common shareholders, per share	($0.02)	$0.37	$0.33

RELIANT BANCORP, INC. SEGMENT FINANCIAL INFORMATION - UNAUDITED FOR THE PERIODS INDICATED (Dollar Amounts in Thousands)

Core Bank
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net interest income	$16,782	$14,266	$13,373
Provision for loan losses	2,900	405	—
Noninterest income	1,709	2,833	1,378
Noninterest expense (excluding merger expenses)	12,461	10,479	10,445
Merger expense	4,186	1,301	2
Income before provision for income taxes	(1,056)	4,914	4,304
Income tax expense (benefit)	(841)	781	480
Net income (loss) attributable to common shareholders	$(215)	$4,133	$3,824

Residential Mortgage Company
	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net interest income	$333	$201	$88
Provision for loan losses	—	—	—
Noninterest income	1,573	1,735	560
Noninterest expense	2,951	3,193	2,299
Loss before provision for income taxes	(1,045)	(1,257)	(1,651)
Income tax benefit	(69)	(82)	(108)
Net loss	(976)	(1,175)	(1,543)
Noncontrolling interest in net loss of subsidiary	976	1,175	1,543
Net income attributable (loss) to common shareholders	$—	$—	$—

The above financial information is presented, net of intercompany eliminations.

RELIANT BANCORP, INC. SELECTED QUARTERLY FINANCIAL DATA - UNAUDITED AT OR FOR THE STATED THREE MONTHS ENDED (Dollar Amounts in Thousands, Except Per Share Amounts)

	March 31, 2020	December 31, 2019	March 31, 2019
Per Common Share Data
Net income attributable to shareholders, per share
Basic	$(0.02)	$0.37	$0.34
Diluted	$(0.02)	$0.37	$0.33
Book value per common share	$19.53	$19.97	$18.70
Basic weighted average common shares	11,892,723	11,105,912	11,405,438
Diluted weighted average common shares	11,895,020	11,189,302	11,487,145
Common shares outstanding at period end	12,014,495	11,206,254	11,502,285

Selected Balance Sheet Data
Loans, net of unearned income	$1,619,703	$1,409,952	$1,262,160
Total assets	2,177,788	1,898,467	1,761,926
Customer deposits	1,376,998	1,192,500	1,078,561
Wholesale and other purchased funds	345,450	391,289	432,760
Total deposits	1,722,448	1,583,789	1,511,321
Total liabilities	1,943,116	1,674,714	1,546,807
Total stockholders' equity	234,672	223,753	215,119
Total liabilities and stockholders' equity	2,177,788	1,898,467	1,761,926
Selected Balance Sheet Data - Quarterly Averages
Loans held for investment	1,613,033	1,368,338	1,238,341
Earnings assets(1)	1,985,032	1,746,678	1,590,342
Total assets	2,178,418	1,883,723	1,731,177
Interest-bearing liabilities	1,597,313	1,406,116	1,301,203
Total liabilities	1,936,519	1,663,156	1,521,716
Total stockholder's equity	241,899	220,567	209,461
Total liabilities and stockholder's equity	2,178,418	1,883,723	1,731,117
Selected Asset Quality Measures
Nonaccrual loans	$3,949	$4,071	$4,582
90+ days past due still accruing	94	64	566
Total nonperforming loans	4,043	4,135	5,148
Total nonperforming assets (2)	4,043	4,885	6,148
Net charge offs (recoveries)	357	118	(462)
Nonperforming loans to total loans	0.25%	0.29%	0.41%
Nonperforming assets to total assets	0.19%	0.26%	0.35%
Nonperforming assets to total loans and other real estate	0.25%	0.35%	0.49%
Allowance for loan losses to total loans	0.93%	0.89%	0.90%
Allowance for loan losses to nonperforming loans	374.00%	304.18%	220.55%
Net charge offs (recoveries) to average loans (3)	0.09%	0.03%	(0.15)%
Capital Ratios (Bank Subsidiary Only)(4)
Tier 1 leverage	10.98%	10.30%	9.99%
Common equity tier 1	12.12%	11.95%	12.07%
Total risk-based capital	13.0%	12.79%	12.92%
Selected Performance Ratios (3)
Return on average assets	(0.04)%	0.88%	0.88%
Return on shareholders' equity	(0.36)%	7.50%	7.30%
Net interest margin (tax-equivalent basis)	3.61%	3.46%	3.63%

(1) Average earning assets is the daily average of earning assets. Earning assets consists of loans, mortgage loans held for sale, federal funds sold, deposits with banks, investment securities and restricted equity securities.
(2) Nonperforming assets consist of nonperforming loans (excluding troubled debt restructurings) and other real estate.
(3) Data has been annualized.
(4) Current quarter capital ratios are estimated.

RELIANT BANCORP, INC.
YIELD TABLES - UNAUDITED
FOR THE PERIODS INDICATED
(Dollar Amounts in Thousands)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the periods indicated below:

	Three Months Ended March 31, 2020			Three Months Ended December 31, 2019			Three Months Ended March 31, 2019
	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense
Interest earning assets
Loans	$1,613,033	5.01	$20,077	$1,368,338	5.01	$17,263	$1,238,341	5.16	$15,766
Loan fees	—	0.22	890	—	0.26	895	—	0.23	706
Loans with fees	1,613,033	5.23	20,967	1,368,338	5.27	18,158	1,238,341	5.39	16,472
Mortgage loans held for sale	47,685	4.72	560	29,127	4.73	347	10,747	5.77	153
Deposits with banks	36,062	1.38	124	47,816	1.54	186	27,643	1.73	118
Investment securities - taxable	74,688	2.43	451	73,891	2.47	460	72,464	2.82	503
Investment securities - tax-exempt	197,241	3.56	1,748	214,283	3.55	1,918	228,497	3.86	2,175
Federal funds sold and other	16,323	3.82	155	13,223	4.44	148	12,650	5.83	182
Total earning assets	1,985,032	4.86	24,005	1,746,678	4.82	21,217	1,590,342	5.00	19,603
Nonearning assets	193,386			137,045			140,835
Total assets	$2,178,418			$1,883,723			$1,731,177
Interest bearing liabilities
Interest bearing demand	$186,236	0.22	$100	$152,723	0.28	$106	$148,649	0.30	$111
Savings and money market	459,756	0.85	975	383,013	1.04	1,000	400,328	1.14	1,130
Time deposits - retail	541,545	1.85	2,496	508,473	2.03	2,599	577,270	2.05	2,921
Time deposits - wholesale	229,820	2.22	1,266	333,471	2.27	1,910	106,625	2.47	650
Total interest bearing deposits	1,417,357	1.37	4,837	1,377,680	1.62	5,615	1,232,872	1.58	4,812
Federal Home Loan Bank advances	109,349	1.33	361	4,530	0.79	9	56,718	2.70	377
Subordinated debt	70,607	5.66	993	23,906	5.78	348	11,613	6.74	193
Total borrowed funds	179,956	3.03	1,354	28,436	4.98	357	68,331	3.38	570
Total interest-bearing liabilities	1,597,313	1.56	6,191	1,406,116	1.69	5,972	1,301,203	1.68	5,382
Net interest rate spread (%)/ Net interest income ($)		3.30	17,814		3.13	15,245		3.32	14,221
Noninterest bearing deposits	312,137	(0.26)		250,217	(0.26)		211,122	(0.24)
Other noninterest bearing liabilities	27,069			6,823			9,391
Stockholder's equity	241,899			220,567			209,461
Total liabilities and stockholders' equity	$2,178,418			$1,883,723			$1,731,177
Cost of funds		1.30			1.43			1.44
Net interest margin		3.61			3.46			3.63

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis including a state tax credit included in loan yields of $304, $366, and $300, respectively, for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes are allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

RELIANT BANCORP, INC. NON-GAAP FINANCIAL MEASURES FOR THE PERIODS INDICATED (Dollar Amounts in Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
NON-GAAP FINANCIAL MEASURES
Adjusted net interest margin (1)
Tax equivalent net interest income (1)(2)	$17,814	$15,245	$14,221
Purchase accounting adjustments	(527)	(622)	(332)
Tax credits	(304)	(366)	(300)
Adjusted net interest income	$16,983	$14,257	$13,589
Adjusted net interest margin	3.44%	3.23%	3.47%

Adjusted net income (loss) attributable to common shareholders and related impact (1)(3)
Net income (loss) attributable to common shareholders	$(215)	$4,133	$3,824
Merger expenses	4,186	1,301	2
Pre-tax adjustments to net income	4,186	1,301	2
Tax effect of adjustments to net income	1,032	173	—
After tax adjustments to net income	$3,154	$1,128	$2
Adjusted net income attributable to common shareholders	$2,939	$5,261	$3,826
Adjusted return on average assets (4)	0.54%	1.12%	0.88%
Adjusted return on average stockholders' equity (4)	4.86%	9.54%	7.31%

Adjusted net income attributable to common shareholders, per diluted share	$0.25	$0.47	$0.33

Average tangible stockholders' equity: (1)
Average stockholders' equity	$241,899	$220,567	$209,461
Less: average goodwill	50,723	43,642	43,642
Less: average core deposit intangibles	10,750	7,364	8,071
Net average tangible common equity	$180,426	$169,561	$157,748

Return on average: (1)(4)
Tangible common equity (ROATCE)	(0.48)%	9.75%	9.70%
Adjusted ROATCE	6.52%	12.41%	9.70%

(1) Not a recognized measure under generally accepted accounting principles (GAAP).
(2) Amount includes tax equivalent adjustment to quantify the tax equivalent net interest income.
(3) Beginning the quarter ended September 30, 2019, purchase accounting adjustments will no longer be included in the adjusted net income calculation as these have been determined to be ordinary course of business. All historical periods above have been adjusted to reflect this change.
(4) Data has been annualized.

RELIANT BANCORP, INC. NON-GAAP FINANCIAL MEASURES FOR THE PERIODS INDICATED (Dollar Amounts in Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Tangible assets: (1)
Total assets	$2,177,788	$1,898,467	$1,761,926
Less: goodwill	50,723	43,642	43,642
Less: core deposit intangibles	10,486	7,270	7,982
Net tangible assets	$2,116,579	$1,847,555	$1,710,302

Tangible equity: (1)
Total stockholders' equity	$234,672	$223,753	$215,119
Less: goodwill	50,723	43,642	43,642
Less: core deposit intangibles	10,486	7,270	7,982
Net tangible common equity	$173,463	$172,841	$163,495

Ratio of tangible common equity to tangible assets	8.20%	9.36%	9.56%

Tangible book value per common share (TBVPS): (1)
Net tangible equity	$173,463	$172,841	$163,495
Common shares outstanding	12,014,495	11,206,254	11,502,285
TBVPS	$14.44	$15.42	$14.21

Core bank efficiency ratio (excludes mortgage segment and merger expense)(1)
Non-interest expense	$12,461	$10,479	$10,445

Net interest income	16,782	14,266	13,373
Tax equivalent adjustment for tax exempt interest income	699	778	760
Non-interest income	1,709	2,833	1,378
Less gain on sale of other real estate	(14)	(166)	—
Less gain on sale of securities	—	(1,145)	(131)
Add loss (less gain) on disposal of premises and equipment	(9)	—	—
Adjusted operating income	$19,167	$16,566	$15,380

Efficiency Ratio	65.01%	63.26%	67.91%

Adjusted loan loss reserve: (1)
Allowance for loan losses	$15,121	$12,578	$11,354
Purchase loan discounts	4,586	2,909	4,117
Loan loss reserve and purchase loan discounts	$19,707	$15,487	$15,471

Allowance for loan losses and purchase loan discounts to total loans	1.22%	1.10%	1.23%

(1) Not a recognized measure under generally accepted accounting principles (GAAP).

Contacts

DeVan Ard, Jr.
Chairman, President and CEO
Reliant Bancorp, Inc.
(615.221.2087)